Exhibit 99

News Release

Rockwell Collins announces Pricing of Notes offering

CEDAR RAPIDS, Iowa (Nov. 16, 2011) – Rockwell Collins, Inc. (NYSE: COL) today announced that it has priced a public offering of $250 million of its 3.10 percent Notes due 2021.

The proceeds of the offering will be used to repurchase shares of common stock as approved by the company’s Board of Directors in September and for other general corporate purposes. The Notes are unsecured and rank equally with all existing and future unsecured and unsubordinated debt of Rockwell Collins. The offering is expected to close on November 21, 2011, subject to customary closing conditions.

The offering is being made pursuant to an effective registration statement filed by Rockwell Collins with the Securities and Exchange Commission on December 23, 2008. Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, are acting as joint book-running managers.

The offering may be made only by means of a prospectus. Potential purchasers of the Notes can obtain copies of the prospectus, as supplemented, related to the Notes from Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013 (phone: 1-877-858-5407); Merrill Lynch, Pierce, Fenner & Smith Incorporated at 50 Rockefeller Plaza, NY1-050-12-01, New York, New York 10020 (phone: 1-800-294-1322); or Wells Fargo Securities, LLC at 301 S. College St., 6th Floor, Charlotte, North Carolina 28288 (phone: 1-800-326-5897).

This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This release contains statements that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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Media Contact:	Pam Tvrdy
319.295.0591
pjtvrdy@rockwellcollins.com

Investor Contact:	Steve Buesing
319.295.7575
investorrelations@rockwellcollins.com